                                                                      EXHIBIT 12

              TELEPORT COMMUNICATIONS GROUP INC. AND SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 (IN THOUSANDS)

                                  FOR THE YEARS ENDED DECEMBER 31,
                           --------------------------------------------------
                             1997       1996       1995      1994      1993
                           ---------  ---------  --------  --------  --------
Net loss.................. $(222,667) $(114,850) $(53,804) $(29,989) $(18,271)
Add (Deduct): Income Tax
 Provision (Benefit)......     1,664      2,193       401       433    (4,149)
Less: Minority Interest...       --      (3,520)     (663)   (1,395)     (796)
                           ---------  ---------  --------  --------  --------
Pre Tax (Loss)............  (221,003)  (116,177)  (54,066)  (30,951)  (23,216)
                           ---------  ---------  --------  --------  --------
Add: Fixed Charges
 Interest.................   116,172     74,319    27,206     8,867     2,548
Amortization of debt
 expense..................       203        168       116       --        --
                           ---------  ---------  --------  --------  --------
Total fixed charges.......   116,375     74,487    27,322  $  8,867  $  2,548
                           ---------  ---------  --------  --------  --------
                           $(104,628) $ (41,690) $(26,744) $(22,084) $(20,668)
                           =========  =========  ========  ========  ========
Fixed charges............. $ 116,375  $  74,487  $ 27,322  $  8,867  $  2,548
                           =========  =========  ========  ========  ========
Deficiency of Earnings to
 Fixed Charges............ $ 221,003  $ 116,177  $ 54,066  $ 30,951  $ 23,216
                           =========  =========  ========  ========  ========